Exhibit 10.1

EXECUTION VERSION

Stockholders AGREEMENT

BY AND AMONG

nci building systems, Inc.,

Clayton, Dubilier & Rice Fund VIII, L.P.,

CD&R FRIENDS & FAMILY FUND VIII, L.P.,

CD&r PISCES HOLDINGS, L.P.

GGC BP Holdings, LLC

AIC Finance Partnership, L.P.

and

Atrium Intermediate Holdings, LLC

DATED AS OF NOVEMBER 16, 2018

TABLE OF CONTENTS

		Page

ARTICLE I
DEFINITIONS

Section 1.1	Certain Definitions	2

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1	Representations and Warranties of the Company	13
Section 2.2	Representations and Warranties of the CD&R Investors	13
Section 2.3	Representations and Warranties of the Golden Gate Investor	14

ARTICLE III
GOVERNANCE MATTERS; VOTING; STANDSTILL PROVISIONS

Section 3.1	Board of Directors	14
Section 3.2	Voting	20
Section 3.3	Standstill and Other Restrictions	21

ARTICLE IV
TRANSFER AND HEDGING RESTRICTIONS

Section 4.1	Transfer Restrictions	22
Section 4.2	Hedging Restrictions	24

ARTICLE V
SUBSCRIPTION RIGHTS

Section 5.1	Subscription Rights	25
Section 5.2	Notice	25
Section 5.3	Purchase Mechanism	27
Section 5.4	Failure to Purchase	28
Section 5.5	Certain Qualified Offerings	28
Section 5.6	Cooperation	29
Section 5.7	Limitation of Rights	29
Section 5.8	Termination of Subscription Rights	29

ARTICLE VI
CONSENT RIGHTS

Section 6.1	CD&R Investor Consent Rights	29

-ii-

THIS STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of November 16, 2018, is made by and between NCI Building Systems, Inc., a Delaware corporation, and each of Clayton, Dubilier & Rice Fund VIII, L.P., a Cayman Islands exempted limited partnership (“CD&R Fund VIII”), CD&R Friends & Family Fund VIII, L.P., a Cayman Islands exempted limited partnership (“CD&R FF Fund VIII” and, together with CD&R Fund VIII, the “Fund VIII CD&R Investors”), CD&R Pisces Holdings, L.P., a Cayman Islands exempted limited partnership (the “Fund X CD&R Investor”), Atrium Intermediate Holdings, LLC, a Delaware limited liability company (“Atrium”), GGC BP Holdings, LLC, a Delaware limited liability company (“GGC”), and AIC Finance Partnership, L.P., a Cayman Islands exempted limited partnership (“AIC” and, together with Atrium and GGC, the “Golden Gate Investor Group,” and each of Atrium, AIC and GGC, a “Golden Gate Investor”). Each of CD&R Fund VIII, CD&R FF Fund VIII and the Fund X CD&R Investor is sometimes referred to herein as a “CD&R Investor” and, collectively, as the “CD&R Investor Group.” The Golden Gate Investor Group and the CD&R Investor Group are collectively referenced herein as the “Investors.” Notwithstanding anything in this Agreement to the contrary, this Agreement shall be deemed to be an agreement between the Company and each of the other parties hereto, and shall not be deemed to be an agreement between any member of the CD&R Investor Group, on the one hand, and the Golden Gate Investor Group, on the other hand.

WITNESSETH:

WHEREAS, the Company (as herein defined) and CD&R Fund VIII entered into an Investment Agreement, dated August 14, 2009, pursuant to which the Fund VIII CD&R Investors purchased and acquired from the Company, and the Company issued and sold to the Fund VIII CD&R Investors, shares of a newly created series of preferred stock designated the Series B Cumulative Convertible Participating Preferred Stock, par value $1.00 per share of the Company (the “Series B Preferred Stock”), which was convertible into shares of Common Stock, par value $.01 per share of the Company (the “Common Stock”);

WHEREAS, as of the date of this Agreement, there is no Series B Preferred Stock issued or outstanding, and the Fund VIII CD&R Investors hold shares of Common Stock previously issued upon the conversion of Series B Preferred Stock;

WHEREAS, the Company, CD&R Fund VIII and CD&R FF Fund VIII entered into that certain Stockholders Agreement, dated October 20, 2009 (the “2009 Stockholders Agreement”);

WHEREAS, the Company, CD&R Fund VIII and CD&R FF Fund VIII wish to terminate the 2009 Stockholders Agreement upon entry into this Agreement;

WHEREAS, the Company, Ply Gem Parent, LLC, a Delaware limited liability company, and Clayton, Dubilier & Rice, LLC, a Delaware limited liability company, entered into an Agreement and Plan of Merger, dated July 17, 2018 (as it may be amended from time to time, the “Merger Agreement”), pursuant to which the Fund X CD&R Investor and each Golden Gate Investor were issued shares of Common Stock; and

WHEREAS, the Investors and the Company desire to set forth certain terms and conditions regarding the Investors’ ownership of Common Stock, including certain restrictions on the Transfer (as defined herein) of Common Stock and on certain actions of the Investors and their Affiliates with respect to the Company, and to provide for, among other things, subscription rights, corporate governance rights and consent rights, and other obligations and rights;

NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants and conditions contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1           Certain Definitions. In addition to other terms defined elsewhere in this Agreement, as used in this Agreement, the following terms shall have the meanings ascribed to them below. All terms used and not defined in this Agreement shall have the meanings assigned to them in the Merger Agreement.

“10% Holder” shall mean a Person or Group Beneficially Owning securities of the Company entitling such Person or Group to cast a number of votes in excess of 10% of the Aggregate Voting Power.

“2009 Stockholders Agreement” shall have the meaning set forth in the Recitals hereto.

“ABL Credit Agreement” shall mean that certain ABL Credit Agreement, dated as of April 12, 2018, among the Company (as successor by merger to Ply Gem Midco, Inc., as parent borrower, the U.S. subsidiary borrowers from time to time party thereto, the Canadian borrowers from time to time party thereto, the lenders and issuing lenders from time to time party thereto, UBS AG, Stamford Branch, as administrative agent and collateral agent, and the other parties thereto, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person. For purposes of this Agreement, “control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

“Affiliate Transactions” shall mean any transactions between the Company and its Controlled Affiliates, on the one hand, and any of the Investors or their Affiliates (other than the Company and its Controlled Affiliates), on the other hand; provided that none of the following shall constitute an Affiliate Transaction:

(i)          acquisitions of securities, or payments, transactions, Board of Director rights, access rights, anti-dilution rights, registration rights, subscription rights and the other matters governed by this Agreement, the Merger Agreement or the Registration Rights Agreement;

(ii)         customary compensation arrangements (whether in the form of cash or equity awards), expense reimbursement, D&O insurance coverage, and indemnification arrangements (and related advancement of expenses) in each case for CD&R Investor Directors and Board Observers; or

(iii)        transactions and arrangements in the ordinary course of business and on arm’s-length third-party terms with any portfolio company held or managed by the CD&R Investor Group or the CD&R Parent Controlled Affiliate and not involving in excess of $4 million per annum with respect to any such portfolio company and $20 million per annum with respect to all such portfolio companies.

“Aggregate Voting Power” shall mean, as of any date, the number of votes that may be cast by all holders of Common Stock voting together as a single class on any matter on which the holders of Common Stock are entitled to vote.

“Agreement” shall have the meaning set forth in the preamble.

“Bankruptcy Exceptions” shall have the meaning set forth in Section 2.1(c).

“Beneficially Own” shall mean, with respect to any securities, having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act as in effect on the date hereof, and “Beneficial Ownership” shall have the corresponding meaning; provided that (i) the CD&R Investor Group, the Golden Gate Investor Group and their respective Affiliates shall not be deemed to “Beneficially Own” any securities of the Company held or owned by any CD&R Investor Portfolio Company or any Golden Gate Investor Portfolio Company, (ii) the CD&R Investor Group shall not be deemed to “beneficially own” any securities of the Company held or owned by any member of the Golden Gate Investor Group and (iii) the Golden Gate Investor Group shall not be deemed to “beneficially own” any securities of the Company owned by any member of the CD&R Investor Group.

“Board” shall mean the Board of Directors the Company.

“Board Observer” shall have the meaning set forth in Section 3.1(c)(iii).

“Business Combination” shall mean (i) any reorganization, consolidation, merger, share exchange, tender or exchange offer or other business combination or similar transaction involving the Company with any Person or (ii) the sale, assignment, conveyance, transfer, exchange, lease or other disposition (including by liquidation or dissolution of the Company) by the Company of all or substantially all of its assets to any Person.

“Business Day” shall mean any day other than a Saturday, Sunday or a legal holiday in New York City or Houston, or any other day on which commercial banks in New York City or Houston are authorized or required by Law or government decree to close.

“By-laws” shall mean the By-laws of the Company, as amended from time to time (subject to Section 6.1(a)(x)).

“Cash Flow Credit Agreement” shall mean that certain Cash Flow Credit Agreement, dated as of April 12, 2018, among the Company (as successor by merger to Ply Gem Midco, Inc.), as borrower, the several banks and other financial institutions from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“CD&R Director” shall mean any CD&R Nominee elected or appointed to the Board, from time to time, including, for the avoidance of doubt, the principals or partners of CD&R Parent who are designated as such on Schedule 3.1(a) during such individual’s service on the Board.

“CD&R FF Fund VIII” shall have the meaning set forth in the preamble.

“CD&R Fund VIII” shall have the meaning set forth in the preamble.

“CD&R Investor Consent Action” shall mean any of the actions of the Company requiring the consent of the CD&R Investor Group pursuant to ARTICLE VI.

“CD&R Investor Director” shall mean any CD&R Investor Nominee who is elected or appointed to the Board.

“CD&R Investor Director Number” shall mean a number of directors that is the lesser of (x) the number that is proportionate to the CD&R Investor Voting Interest, rounded to the nearest whole number, and (y) the number that is one (1) less than the number of Independent Non-CD&R Investor Directors at the relevant time.

“CD&R Investor Group” shall have the meaning set forth in the preamble.

“CD&R Investor Independent Director” shall mean any CD&R Investor Independent Nominee who is elected or appointed to the Board, from time to time, and the directors on the Initial Board who are designated as such on Schedule 3.1(a).

“CD&R Investor Independent Nominee” shall mean an individual who (i) is designated by the CD&R Investor Group in writing to the Company for election to the Board, or is designated as a replacement director for appointment to the Board, pursuant to Section 3.1(c)(i) or Section 3.1(c)(ii) and (ii) would be an Independent Director upon such individual’s appointment or election to the Board.

“CD&R Investor Nominee” shall mean a CD&R Nominee, a CD&R Investor Independent Nominee or an Other CD&R Investor Nominee.

“CD&R Investor Portfolio Company” shall mean any portfolio company of CD&R Parent or any of the CD&R Investors with respect to which neither CD&R Parent, nor any CD&R Investor nor any of their respective Affiliates (excluding such portfolio company and its Controlled Affiliates) exercises control over investment decisions with respect to the Company’s securities, or encouraged, influenced or facilitated any such decision or action by such portfolio company with respect to the Company’s securities; provided that (a) neither CD&R Parent, nor any of the CD&R Investors nor any of their respective Affiliates (excluding such portfolio company and its Controlled Affiliates) shall provide or have provided to such portfolio company or any of its Controlled Affiliates any non-public information concerning the Company or any Subsidiary of the Company, and (b) such portfolio company is not acting at the request or direction of or in coordination with any of CD&R Parent, any CD&R Investor or any of their respective Controlled Affiliates (excluding such portfolio company and its Controlled Affiliates) with respect to the Company’s securities.

“CD&R Investor Rights Period” shall have the meaning set forth in Section 3.1(c)(i).

“CD&R Investor Rights Termination Event” shall be deemed to have occurred if, at any time following the Closing Date, the CD&R Investor Voting Interest is less than 7.50%.

“CD&R Investor Voting Interest” shall mean, as of any date, with respect to the CD&R Investor Group, the ratio, expressed as a percentage, of (i) the aggregate number of votes that may be cast by holders of Common Stock Beneficially Owned by the CD&R Investor Group at the relevant time, divided by (ii) the Aggregate Voting Power at the relevant time.

“CD&R Investors” shall have the meaning set forth in the preamble.

“CD&R Nominee” shall mean a principal or partner of any of the CD&R Investors or CD&R Parent who is designated by the CD&R Investor Group in writing to the Company as a nominee for election to the Board, or is designated as a replacement director for appointment to the Board, pursuant to Section 3.1(c)(i) or Section 3.1(c)(ii).

“CD&R Parent” shall mean any entity that is or performs the functions of, directly or indirectly, the managing member or general partner of any CD&R Investor or is the investment manager with respect to such entity and all such entities collectively.

“CD&R Parent Controlled Affiliate” shall mean CD&R Parent and any individuals that are partners, managing members or have similar titles with respect thereto, together with the Controlled Affiliates of any of them or of any CD&R Investor or any entity with respect to which CD&R Parent is the investment manager.

“CD&R Standstill Termination Event” shall be deemed to have occurred on the last day of the first continuous six-month period during which the CD&R Investor Voting Interest is less than 10.0%.

“Certificate of Incorporation” shall mean the Company’s Restated Certificate of Incorporation, as amended from time to time (subject to Section 6.1(a)(x)).

“Change of Control” shall mean, with respect to the Company, the occurrence of any one of the following events:

(i) any Person or Group (other than the CD&R Investors and their Affiliates) hold or acquiring, directly or indirectly, a Voting Interest greater than 50%;

(ii) the consummation of a Non-Qualified Business Combination; or

(iii) the number of directors who are not Continuing Directors and who are nominated by any Person or Group (other than the CD&R Investors and their Affiliates) constituting at least a majority of directors that would constitute the full Board if there were no vacancies.

“Change of Control Event” shall mean a Change of Control has been consummated.

“Class I” shall mean the class of directors whose term of office shall expire at the 2021 meeting of the stockholders of the Company.

“Class II” shall mean the class of directors whose term of office shall expire at the 2019 annual meeting of the stockholders of the Company.

“Class III” shall mean the class of directors whose term of office shall expire at the 2020 annual meeting of the stockholders of the Company.

“Common Stock” shall have the meaning set forth in the Recitals hereto.

“Company” shall mean NCI Building Systems, Inc., a Delaware corporation, and its successors and assigns.

“Company Default Event” shall mean, at any time prior to a CD&R Investor Rights Termination Event, either of the following events:

(i)          the failure of any CD&R Investor Nominee to be elected to the Board within 45 calendar days following any annual or special meeting of stockholders of the Company at which such individual stood for election but was nevertheless not elected, provided that there shall be no Company Default Event as a result of this clause (i) if such individual (or an alternate designated by the CD&R Investor Group) is elected or appointed to the Board (regardless of whether such individual accepts such appointment or complies with any obligations relating to such individual’s appointment or service) prior to the expiration of such 45-day period; or

(ii)         the removal of a CD&R Investor Director from the Board without cause other than by action, or at the request or direction, directly or indirectly, of the CD&R Investor Group.

“Competitor” shall mean any Person that manufactures, engineers, markets, sells or provides, within North America, (i) metal building systems or components (including, without limitation, primary and secondary framing systems, roofing panels and/or systems, end or side wall panels, sectional or roll-up doors, insulated metal panels, windows, or other metal components of a building structure), (ii) coated or painted steel or metal coils, (iii) coil coating or coil painting services, (iv) vinyl or aluminum windows, (v) vinyl or aluminum siding, fencing and stone products or (vi) the engineering, marketing, selling and providing of the items referred to in clauses (i) – (v) in the aggregate either (x) is the primary business of such Person or (y) such Person and its Affiliates generated revenue from such items for the twelve (12) months comprising its most recently completed four fiscal quarters equal to or greater than 50% of the aggregate revenue of the Company during such period.

“Continuing Directors” shall mean (i) the directors who constitute the Initial Board, (ii) any person becoming a director subsequent to the date of this Agreement whose election or nomination for election was approved by the affirmative majority vote of the directors who are Continuing Directors at the time of such election or nomination (either by a specific vote or by approval of the proxy statement of the relevant party in which such Person is named as a nominee for director, without written objection to such nomination), (iii) all Unaffiliated Shareholder Directors and (iv) all CD&R Investor Directors, even if the individuals serving as CD&R Investor Directors should change.

“Controlled Affiliate” shall mean any Affiliate of the specified Person that is, directly or indirectly, controlled (as defined in the definition of “Affiliate”) by the specified Person.

“Covered Securities” shall mean any equity of the Company (including Common Stock, preferred stock or restricted stock), or any Equity Equivalents, in each case, other than Excluded Securities.

“Designated Securities” shall have the meaning set forth in Section 5.2(a).

“Directed Offer” shall mean any so-called “registered direct” sale, block trade or other similar offering or Transfer that is not widely distributed.

“Disclosed Party” shall have the meaning set for in Section 8.1(b).

“Disclosing Party” shall have the meaning set for in Section 8.1(b).

“Equity Equivalents” shall mean any securities, options or debt of the Company that are convertible or exchangeable into equity of the Company (or securities, options or debt convertible into or exercisable therefor), or that include an equity component (such as an “equity” kicker) (including any hybrid security).

“Exchange Act” shall mean the Securities Exchange Act of 1934, or any successor federal statute, and the rules and regulations promulgated thereunder, all as amended, and as the same may be in effect from time to time.

“Excluded Securities” shall mean any securities that are (i) issued by the Company pursuant to any employment contract, employee or benefit plan, stock purchase plan, stock ownership plan, stock option or equity compensation plan or other similar plan, to or for the benefit of any employees (including new employees), officers or directors of the Company or any of its Subsidiaries, (ii) issued by the Company in connection with business combinations, mergers, or acquisitions of assets or securities of another Person, or (iii) issued upon the conversion, exchange or exercise of any security or right or purchase obligation that either (x) is outstanding as of the date hereof in accordance with its terms as such terms exist as of the date hereof or (y) becomes outstanding after the date hereof if the security being converted, exchanged or exercised, was issued after the date hereof and was a Covered Security at the time of its issuance.

“Fund VIII CD&R Investors” shall have the meaning set forth in the preamble.

“Fund X CD&R Investor” shall have the meaning set forth in the preamble.

“Golden Gate Investor” shall have the meaning set forth in the preamble.

“Golden Gate Investor Group” shall have the meaning set forth in the preamble.

“Golden Gate Investor Portfolio Company” shall mean any portfolio company of Golden Gate Parent or a Golden Gate Investor with respect to which neither Golden Gate Parent, nor such Golden Gate Investor nor any of their respective Affiliates (excluding such portfolio company and its Controlled Affiliates) exercises control over investment decisions with respect to the Company’s securities, or encouraged, influenced or facilitated any such decision or action by such portfolio company with respect to the Company’s securities; provided, that (a) neither Golden Gate Parent, a Golden Gate Investor or any of its Affiliates (excluding such portfolio company and its Controlled Affiliates) shall provide or have provided to such portfolio company or any of its Controlled Affiliates any non-public information concerning the Company or any Subsidiary of the Company and (b) such portfolio company is not acting at the request or direction of or in coordination with any of Golden Gate Parent, Golden Gate Investor or any of their respective Controlled Affiliates (excluding such portfolio company and its Controlled Affiliates) with respect to the Company’s securities.

“Golden Gate Investor Group Voting Interest” shall mean, as of any date, with respect to the Golden Gate Investor Group, the ratio, expressed as a percentage, of (i) the aggregate number of votes that may be cast by holders of Common Stock Beneficially Owned by the Golden Gate Investor Group at the relevant time, divided by (ii) the Aggregate Voting Power at the relevant time.

“Golden Gate Investor Rights Termination Event” shall be deemed to have occurred if, at any time following the Closing Date, the Golden Gate Investor Group Voting Interest is less than 7.5%.

“Golden Gate Parent” shall mean any entity that is or performs the functions of, directly or indirectly, the managing member or general partner of any Golden Gate Investor or is the investment manager with respect to such entity and all such entities collectively.

“Golden Gate Parent Controlled Affiliate” shall mean Golden Gate Parent and any individuals that are partners, managing members or have similar titles with respect thereto, together with the Controlled Affiliates of any of them or any Golden Gate Investor or any entity with respect to which Golden Gate is the investment manager.

“Golden Gate Standstill Termination Event” shall be deemed to have occurred on the last day of the first continuous six-month period during which the Golden Gate Investor Group Voting Interest is less than 10.0%.

“Group” shall mean any “group” as such term is used in Section 13(d)(3) of the Exchange Act.

“Hedge” shall mean to enter into any agreement, arrangement, transaction or series of transactions, including any swap or any repurchase or similar so-called “stock borrowing” agreement or arrangement, that hedges, mitigates or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Common Stock or any other security of the Company, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of Common Stock or any other security of the Company, in each case regardless of whether any such agreement, arrangement transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise.

“Hedging Limitation Period” shall mean, with respect to each CD&R Investor and each Golden Gate Investor, the period from the date hereof until the later of (i) the 30-month anniversary of the Closing Date and (ii) the occurrence of a CD&R Standstill Termination Event, in the case of any CD&R Investor, and a Golden Gate Standstill Termination Event, in the case of each Golden Gate Investor.

“Indenture” shall mean that certain Indenture, dated as of April 12, 2018, among the Company (as successor by merger to Ply Gem Midco, Inc.), as issuer, the subsidiary guarantors from time to time party thereto and Wilmington Trust, National Association, as trustee, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Independent Director” shall mean a director who (i) is not an Affiliate of the CD&R Investors, the Golden Gate Investor Group or of the Company and (ii) would qualify as an “Independent Director” pursuant to the listing standards of the NYSE, or, if the securities of the Company are not quoted or listed for trading on the NYSE, pursuant to the rules of the stock exchange on which the securities of the Company are then quoted or listed for trading, with respect to (x) the CD&R Investors, the Golden Gate Investor Group and their respective Affiliates (as if such Persons were listed on the NYSE or such other stock exchange) and (y) the Company (including that such individual has, and in the period starting three (3) years prior to the date of determination and ending on the date of determination has had, no material relationship with either the CD&R Investors, the Golden Gate Investor Group or their respective Affiliates or the Company (excluding such individual’s service, if any, as a director on the board of (1) not more than one of the CD&R Investors’ or the Golden Gate Investors’ portfolio companies, or (2) the Company)).

“Independent Non-CD&R Investor Directors” shall mean the Independent Directors on the Board who are not CD&R Investor Directors.

“Initial Board” shall mean the directors who are members of the Board effective as of the Closing.

“Investors” shall have the meaning set forth in the preamble.

“IRS” shall have the meaning set forth in Section 9.1(b).

“IRS Form” shall have the meaning set forth in Section 9.1(b).

“Law” shall mean applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any United States or foreign governmental or regulatory agency, commission, court, body, entity, authority or self-regulatory organization.

“Merger Agreement” shall have the meaning set forth in the Recitals hereto.

“Non-Qualified Business Combination” shall mean a Business Combination that is not a Qualified Business Combination.

“NYSE” shall mean the New York Stock Exchange.

“Other CD&R Investor Director” shall mean any Other CD&R Investor Nominee who is elected or appointed to the Board, from time to time, and the directors on the Initial Board who are designated as such on Schedule 3.1(a).

“Other CD&R Investor Nominee” shall mean an individual who (i) is designated by the CD&R Investor Group in writing to the Company for election to the Board, or is designated as a replacement director for appointment to the Board, pursuant to Section 3.1(c)(i) or Section 3.1(c)(ii), and (ii) is neither a CD&R Nominee nor a CD&R Investor Independent Nominee.

“Parent Controlled Affiliate” shall mean any CD&R Parent Controlled Affiliate, in the case of any CD&R Investor and the CD&R Investor Group, and any Golden Gate Parent Controlled Affiliate, in the case of each Golden Gate Investor and the Golden Gate Investor Group.

“Permitted Increase” shall mean (i) an acquisition of Qualified Debt or (ii) an acquisition of securities of the Company or its Subsidiaries as the result of (A) the exercise of subscription rights pursuant to ARTICLE V, (B) any repurchase or redemption of securities by the Company or (C) any other right of the CD&R Investor Group or transaction contemplated by this Agreement or the other Transaction Documents.

“Permitted Third Party Transferee” shall have the meaning set forth in Section 4.1(b).

“Person” shall mean a legal person, including any individual, corporation, company, partnership, joint venture, association, joint-stock company, trust, limited liability company or unincorporated association, or any other entity or organization, including a government or any agency or political subdivision thereof, or any other entity of whatever nature.

“Private Placement” shall have the meaning set forth in Section 5.2(b).

“Proceeds” shall mean, for purposes of Section 6.1(a)(iii), the cash proceeds to the Company from the issuance or sale of any capital stock, other than options and warrants, plus, with respect to options and warrants, the aggregate exercise price and/or conversion price that would be received by the Company if all of such options were to be exercised or converted in full.

“Proprietary Information” shall have the meaning set forth in Section 8.1(a).

“Qualified Business Combination” shall mean a Business Combination immediately following which: (i) the individuals and entities that were the Beneficial Owners of Common Stock outstanding immediately prior to such Business Combination Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of the entity resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or indirectly through one or more Subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the voting power of Common Stock, and (ii) no Person or Group (excluding the CD&R Investor Group and their Affiliates) either (x) Beneficially Owns, directly or indirectly, more of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of such entity than the CD&R Investor Group and their Affiliates so Beneficially Own, and, solely in the case of the application of this definition for purposes of clause (iii) of Section 4.1(a), the CD&R Investor Group and their Affiliates shall Beneficially Own, directly or indirectly, more than 17.5% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of such entity, or (y) Beneficially Owns, directly or indirectly, 25% or more of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or equivalent) of such entity.

“Qualified Debt” means (i) any term loans advanced pursuant to, or outstanding under, the Cash Flow Credit Agreement and (ii) any notes issued pursuant to, or outstanding under, the Indenture.

“Qualified Debt Holder” shall mean, at any time, any CD&R Investor and any CD&R Parent Controlled Affiliate, in each case that is a holder of record of Qualified Debt at such time.

“Qualified Offering” shall mean any public or nonpublic offering of Covered Securities.

“Registrable Securities” shall have the meaning set forth in the Registration Rights Agreement.

“Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of the date hereof, executed and delivered among the Company, the CD&R Investors and the Golden Gate Investor Group concurrently with the execution and delivery of this Agreement.

“Securities Act” shall mean the U.S. Securities Act of 1933, and any similar or successor federal statute, and the rules and regulations promulgated thereunder, all as amended, and as the same may be in effect from time to time.

“Series B Preferred Stock” shall have the meaning set forth in the Recitals hereto.

“Standstill Termination Event” shall mean a CD&R Standstill Termination Event, in the case of any CD&R Investor and the CD&R Investor Group, and a Golden Gate Standstill Termination Event, in the case of any Golden Gate Investor and the Golden Gate Investor Group.

“Tax Returns” shall mean any return, report or similar filing (including the attached schedules thereto) filed or required to be filed with respect to Taxes (and any amendments thereto), including any information return, claim for refund or declaration of estimated Taxes.

“Taxes” shall mean any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity (such Governmental Entity, a “Tax Authority”), including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and including any liability in respect of any items described above as a transferee or successor, or pursuant to Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), or as an indemnitor, guarantor, surety or in a similar capacity under any contract, arrangement, agreement, understanding or commitment (whether oral or written).

“Transfer” shall have the meaning set forth in Section 4.1(a).

“Transferee” shall have the meaning set forth in Section 4.1(a).

“Transfer Exception” shall have the meaning set forth in Section 4.1(a).

“Transfer Limitation Period” shall mean any time during the period from the Closing Date to (a) May 16, 2020, with respect to the Fund X CD&R Investor, and (b) February 14, 2019, with respect to the Fund VIII CD&R Investors and the Golden Gate Investor Group; provided that the Transfer Limitation Period shall terminate upon the occurrence of (x) a Company Default Event or (y) a Change of Control Event.

“Unaffiliated Shareholder” shall mean any Company stockholder who is not Affiliated with the Investors.

“Unaffiliated Shareholder Directors” shall mean any member of the Board who is not (i) a CD&R Investor Director or (ii) the Chief Executive Officer of the Company.

“Underlying Sale” shall have the meaning set forth in Section 5.5.

“Voting Agreement Termination Event” shall mean either of the following: (i) with respect to any CD&R Investor or any Golden Gate Investor, a Change of Control Event, or (ii) with respect to any CD&R Investor, a CD&R Standstill Termination Event, and with respect to any Golden Gate Investor, a Golden Gate Standstill Termination Event.

“Voting Interest” shall mean, as of any date, with respect to a specified Person(s), the ratio, expressed as a percentage, of (i) the aggregate number of votes that may be cast by holders of Common Stock Beneficially Owned by such Person(s) at the relevant time divided by (ii) the Aggregate Voting Power at the relevant time.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1           Representations and Warranties of the Company. The Company represents and warrants to the Investors as of the date hereof as follows:

(a)          The Company has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware, and has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby.

(b)          The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company.

(c)          This Agreement has been duly authorized, validly executed and delivered by the Company, and assuming due authorization, execution and delivery of this Agreement by the CD&R Investors and the Golden Gate Investors, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at Law or in equity (“Bankruptcy Exceptions”).

Section 2.2           Representations and Warranties of the CD&R Investor Group. Each of the CD&R Investors represents and warrants to the Company as of the date hereof as follows:

(a)          Each of the CD&R Investors has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its organization, and has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby.

(b)          The execution, delivery and performance of this Agreement by each of the CD&R Investors and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such CD&R Investor.

(c)          This Agreement has been duly authorized, validly executed and delivered by each of the CD&R Investors, and assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of each of the CD&R Investors, enforceable against each of the CD&R Investors in accordance with its terms, except to the extent that the enforcement thereof may be limited by the Bankruptcy Exceptions.

Section 2.3           Representations and Warranties of the Golden Gate Investor Group. Each Golden Gate Investor represents and warrants to the Company as of the date hereof as follows:

(a)          Each of the Golden Gate Investors has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its organization, and has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby.

(b)          The execution, delivery and performance of this Agreement by each of the Golden Gate Investors and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Golden Gate Investor.

(c)          This Agreement has been duly authorized, validly executed and delivered by each of the Golden Gate Investors, and assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a valid and binding obligation of each of the Golden Gate Investors, enforceable against the Golden Gate Investor in accordance with its terms, except to the extent that the enforcement thereof may be limited by the Bankruptcy Exceptions.

ARTICLE III
GOVERNANCE MATTERS; VOTING; STANDSTILL PROVISIONS

Section 3.1           Board of Directors.

(a)          Initial Board. The Initial Board shall consist of the individuals set forth on Schedule 3.1(a), each serving, effective as of the Closing, in the class of the Board set forth beside their name on such schedule.

(b)          Chief Executive Officer. At all times at which the position of Chief Executive Officer of the Company is filled, one of the members of the Board shall be the Chief Executive Officer of the Company.

(c)          CD&R Investor Directors.

(i)          CD&R Investor Director Nomination, Appointment and Election. From and after the Closing until the CD&R Investor Rights Termination Event (the “CD&R Investor Rights Period”), the CD&R Investor Group shall be entitled to nominate for election, fill vacancies and appoint replacements for a number of CD&R Investor Directors up to the CD&R Investor Director Number. At each annual meeting or special meeting of stockholders during the CD&R Investor Rights Period at which any directors of the Company are to be elected, the Company shall take all corporate and other actions necessary to cause the applicable CD&R Investor Nominees to be nominated for election as directors on the Board and will use its reasonable best efforts to solicit proxies in favor of the election of such CD&R Investor Nominees to be elected at such meeting, in each case for a term expiring at the annual meeting of stockholders at which the term for directors in such CD&R Investor Nominee’s class of directors shall expire and until such CD&R Investor Nominee’s successor shall have been duly elected and qualified or at such earlier time (if any) as such CD&R Investor Nominee may resign, retire, die or be removed as a director of the Company. During the CD&R Investor Rights Period, (1) if the number of CD&R Investor Directors exceeds the CD&R Investor Director Number, unless otherwise requested by the Company by action of the Independent Non-CD&R Investor Directors, the CD&R Investor Group shall promptly (and in any event, if so requested, prior to the time at which the Board next takes any action, whether at a meeting or by written consent) cause one or more of the CD&R Directors or the Other CD&R Investor Directors to resign such that, following the resignations of such individuals, the number of CD&R Investor Directors no longer exceeds the CD&R Investor Director Number at such time; provided, however, that if the number of CD&R Investor Directors exceeds the CD&R Investor Director Number solely due to a vacancy in the number of Independent Non-CD&R Investor Directors, which vacancy the Unaffiliated Shareholder Directors intend to fill, in lieu of causing the resignation of one or more CD&R Directors or the Other CD&R Investor Directors, the CD&R Investor Group may cause one or more CD&R Directors or Other CD&R Investor Directors to recuse himself, herself or themselves from voting or granting consent with respect to any Board action taken until such vacancy is filled such that, during the period of such vacancy, the aggregate number of votes cast or consents granted by the CD&R Investor Directors with respect to any such matter does not exceed the CD&R Investor Director Number, and (2) if the limitations and requirements imposed by Law, regulation or the rules of a stock exchange on which the securities of the Company are quoted or listed for trading require a change to the number of CD&R Investor Directors that are not CD&R Investor Independent Directors, following consultation with the Board, the CD&R Investors shall promptly cause one or more of the CD&R Directors or the Other CD&R Investor Directors to resign and, if, following such resignations, the number of CD&R Investor Directors falls below the CD&R Investor Director Number, CD&R Investor Independent Nominees shall be designated and appointed to the Board in accordance with the terms of Section 3.1(c)(ii) so that, following such appointments, the number of CD&R Investor Directors equals the CD&R Investor Director Number. Notwithstanding anything to the contrary in this Agreement, at all times during the CD&R Investor Rights Period, (x) the CD&R Investor Director Number shall not be less than one (1), and (y) at any time during which the CD&R Investor Director Number is five (5) or more, at least one (1) CD&R Investor Director must be an Independent Director.

(ii)         CD&R Investor Director Replacements and Vacancies. The CD&R Directors who are members of the Nominating and Corporate Governance Committee (or if none serve thereon, the remaining CD&R Directors or, if no CD&R Directors remain in office, the CD&R Investor Group) shall have the right to designate (x) any replacement for a CD&R Investor Director upon the death, resignation, retirement or removal from office of such director and (y) fill any other vacancy or vacancies of the Board to the extent that the number of CD&R Investor Directors is less than the CD&R Investor Director Number, and the Company and the Board will use its reasonable best efforts to take all corporate and other actions necessary to cause the CD&R Investor Nominees designated pursuant to this sentence to be appointed to the Board.

(iii)        Board Observer. Upon the occurrence of any Company Default Event, the CD&R Investor Group shall have the right to designate an individual (a “Board Observer”) to attend (without voting rights) each meeting of the Board or any committee thereof (and to receive from the Company, subject to the execution and delivery of a customary confidentiality agreement, copies of all notices, information and other material it provides to the Board and committees thereof) until such time as such Company Default Event is cured. The Company agrees that each Board Observer shall be entitled to reimbursement for its participation and related expenses as if such Board Observer were a director of the Company.

(iv)        CD&R Investor Director Title and Position. Until such time as the CD&R Investor Voting Interest is less than 20%, the CD&R Investor Group shall have the right, in its sole discretion, either (A) to cause one of the CD&R Investor Directors serving on the Executive Committee of the Board to have the title of Chairman of the Executive Committee or (B) to cause one of the CD&R Investor Directors serving on the Board to have the title “Lead Director.”

(v)         D&O Insurance. During the CD&R Investor Rights Period, the Company (A) agrees that the CD&R Investor Directors shall be entitled to the same rights, privileges and compensation as the other members of the Board in their capacity as such, including with respect to insurance coverage and reimbursement for Board participation and related expenses and (B) shall purchase and maintain, at its own expense, directors and officers liability insurance, from reputable carriers, in an aggregate amount customary for a business of the type and size of the Company, whose shares are listed on a public exchange, on behalf of and covering the individuals who at any time on or after the Closing are or become directors of the Company, against expenses, liabilities or losses asserted against or incurred by such individual in such capacity or arising out of such individual’s status as such, subject to customary exclusions; provided that in no event shall such amount of coverage be less than the amount of coverage provided under the Company’s directors and officers liability insurance as of the date hereof.

(vi)       CD&R Investor Obligations with Respect to CD&R Investor Nominees. With respect to each annual meeting of stockholders of the Company occurring during the CD&R Investor Rights Period, any of the CD&R Investors, on behalf of the CD&R Investor Group shall notify the Company of the individuals it nominates as the applicable CD&R Investor Nominees in writing and shall provide, or cause such individuals to provide, to the Company, such information about such individuals and the nomination to the Company, at such times as the Company may reasonably request in order to ensure compliance with applicable securities Laws and the rules of a stock exchange on which the securities of the Company are quoted or listed for trading, and to enable the Board to make determinations with respect to the qualifications of the individuals to be CD&R Investor Nominees. Notwithstanding the foregoing, a nomination shall be deemed to have been made if a CD&R Director, who is a member of the Nominating and Corporate Governance Committee, shall affirm at a meeting of the Nominating and Corporate Governance Committee that, in such individual’s capacity as a representative of the CD&R Investor Group, he or she is making the nomination on behalf of the CD&R Investor Group. The Company shall not be obligated to take actions to elect or appoint to the Board any CD&R Investor Nominee until such CD&R Investor Nominee has been identified and has provided the information required by the preceding sentence to the Company.

(vii)       Termination of CD&R Investor Rights. All obligations of the Company pursuant to this Section 3.1(c) shall terminate, and the CD&R Investor Group shall, upon request by the Company by action of the Independent Non-CD&R Investor Directors, cause each CD&R Director and Other CD&R Investor Director to resign from the Board, promptly upon the occurrence of the CD&R Investor Rights Termination Event (and in any event prior to the time at which the Board next takes any action, whether at a meeting or by written consent). As a condition to the nomination, election or appointment of any CD&R Nominee or Other CD&R Investor Nominee, each such individual shall agree in writing with the Company to offer to resign from the Board and/or any committees thereof promptly upon the occurrence of a CD&R Investor Rights Termination Event (and in any event prior to the time at which the Board next takes any action, whether at a meeting or by written consent) or as otherwise required pursuant to this Section 3.1(c) or Section 3.1(e).

(d)          Unaffiliated Shareholder Directors.

(i)          The number of directors constituting the full Board of directors initially shall be 12, and thereafter shall be set from time to time by the Board by affirmative vote of a majority of the directors then in office, provided that, prior to the CD&R Investor Rights Termination Event, such majority must include a majority of the CD&R Investor Directors and a majority of the Independent Non-CD&R Investor Directors. Until the occurrence of the CD&R Investor Rights Termination Event, the Board at all times shall be comprised of (1) the Chief Executive Officer, (2) such number of CD&R Investor Directors as the CD&R Investor Group determines, not to exceed the CD&R Investor Director Number, (3) Independent Non-CD&R Investor Directors, and (4) up to one (1) additional Unaffiliated Shareholder Director who upon election would not be an Independent Non-CD&R Investor Director, provided that if the election or appointment of such Person would have the effect of reducing the CD&R Investor Director Number, no such Person shall be nominated or appointed without the approval of the CD&R Investor Directors.

(ii)         The Nominating and Corporate Governance Committee shall, so long as Independent Non-CD&R Investor Directors constitute a majority of the Nominating and Corporate Governance Committee, or, if they do not, then the Independent Non-CD&R Investor Directors, acting by majority vote shall, (x) select the individual or individuals to be nominated for election as an Unaffiliated Shareholder Directors at each meeting of stockholders at which Unaffiliated Shareholder Directors are to be elected, (y) (1) select any replacement for an Unaffiliated Shareholder Director upon the death, resignation, retirement or removal from office of any such director and (2) fill any other vacancy or vacancies of the Board other than a vacancy to be filled by a CD&R Investor Nominee, and the Company and the Board will use their reasonable best efforts to take all corporate and other actions necessary to cause the individual or individuals designated pursuant to this sentence to be appointed to the Board.

(iii)        At any annual meeting or special meeting of stockholders of the Company at which any Unaffiliated Shareholder Directors are to be elected, the Company shall take all corporate and other actions necessary to nominate for election as directors on the Board each of the Unaffiliated Shareholder Director(s) whose term expires at such meeting (or other individual(s) selected by the Nominating and Corporate Governance Committee or the Independent Non-CD&R Investor Directors (as provided in Section 3.1(d)(ii)).

(iv)        During the CD&R Investor Rights Period, each CD&R Investor shall cause each share of Common Stock Beneficially Owned by it to be present in person or represented by proxy at all meetings of stockholders of the Company at which an individual nominated to serve as an Unaffiliated Shareholder Director pursuant to this Section 3.1(d) is to be elected, so that all such shares shall be counted as present for determining the presence of a quorum at such meetings and to vote such shares, at such meetings or at any adjournments or postponements thereof or by written consent, as appropriate, proportionately with the Unaffiliated Shareholders with respect to the nominees who would be Unaffiliated Shareholder Directors upon their election.

(v)         Notwithstanding anything to the contrary in this Agreement or in the Certificate of Incorporation, until the CD&R Investor Rights Termination Event, an Unaffiliated Shareholder Director may not be removed except by the affirmative vote (including by written consent) of an Unaffiliated Shareholder or Unaffiliated Shareholders holding 80% of all of the Unaffiliated Shareholders’ Voting Interest. During the CD&R Investor Rights Period, each CD&R Investor shall cause each share of Common Stock Beneficially Owned by it to be present in person or represented by proxy at all meetings of stockholders of the Company at which the removal of an Unaffiliated Shareholder Director is to be voted on, so that all such shares shall be counted as present for determining the presence of a quorum at such meetings and (A) in the event that an Unaffiliated Shareholder or Unaffiliated Shareholders holding a majority of all of the Unaffiliated Shareholders’ Voting Interest vote (including by written consent) in favor of the removal of an Unaffiliated Shareholder Director, each CD&R Investor shall vote each share of Common Stock Beneficially Owned by it for the removal of such Unaffiliated Shareholder Director and (B) otherwise, each CD&R Investor shall vote (including by written consent) each share of Common Stock Beneficially Owned by it against the removal of such Unaffiliated Shareholder Director.

(e)          Committees.

(i)          General. Subject to applicable Law, regulation or the rules of a stock exchange on which the securities of the Company are quoted or listed for trading and Section 3.1(e)(ii), for so long as the CD&R Investor Voting Interest is equal to or greater than 20%, the CD&R Investor Group shall also be entitled to representation proportionate to the CD&R Investor Voting Interest (rounded to the nearest whole number) on all committees of the Board, provided that, notwithstanding the foregoing, (i) the CD&R Investor Group shall be entitled to have a minimum of one (1) CD&R Investor Director serving on each committee of the Board (except that (A) where a CD&R Investor Director is in a conflict position, such CD&R Investor Director may not serve on a special committee of the Board, and (B) where any CD&R Investor is in a conflict position, none of the CD&R Directors or Other CD&R Investor Directors may serve on the relevant special committee of the Board) and (ii) each committee shall have at least one (1) Independent Non-CD&R Investor Director, and (iii) in no event, shall the CD&R Investor Directors compose a majority of any committee. If as a result of the application of the preceding sentence no CD&R Investor Director may serve on a certain committee, the CD&R Investor Group shall be entitled to appoint a Board Observer to such committee (who shall not have voting rights), so long as any such Board Observer meets any applicable independence rules of the stock exchange on which the securities of the Company are quoted or listed for trading. The CD&R Directors who are members of the Nominating and Corporate Governance Committee (or if none serve thereon, the remaining CD&R Directors or, if no CD&R Directors remain in office, the CD&R Investor Group) shall have the right to designate the CD&R Investor Director(s) to serve as members of a committee, and the Unaffiliated Shareholder Directors shall have the right to designate the Unaffiliated Shareholder Director to serve as a member of a committee, in each case in accordance with this Section 3.1(e)(i).

(ii)         Affiliate Transactions Committee. During the CD&R Investor Rights Period, the Board shall establish and maintain an Affiliate Transactions Committee, which shall be comprised of (x) the Unaffiliated Shareholder Directors then in office and (y) one CD&R Investor Independent Director, if a CD&R Investor Independent Director is then serving on the Board, and otherwise, the Chief Executive Officer of the Company serving as a director on the Board. Such Affiliate Transactions Committee shall review, consider and approve any Affiliate Transactions, and no such Affiliate Transactions shall be effected without the prior approval of a majority of the directors on the Affiliate Transactions Committee; provided, that, for so long as the provisions in Article TENTH of the Certificate of Incorporation, as in effect on the date hereof, are still in effect, an Affiliate Transaction that is subject to Article TENTH of the Certificate of Incorporation may be effected in accordance with Section 1(i) thereof if all of the conditions specified in paragraph A of such Section 1 are met, in lieu of the review, consideration or approval of the Affiliate Transactions Committee pursuant to this Section 3.1(e)(ii).

(iii)        Termination of CD&R Investor Rights. All obligations of the Company pursuant to Section 3.1(e)(i) and 3.1(e)(ii) shall terminate, and the CD&R Investor Group shall, unless otherwise requested by the Company by action of the Independent Non-CD&R Investor Directors, cause each CD&R Director and Other CD&R Investor Director to resign from each committee of the Board, (x) in the case of Section 3.1(e)(i), if CD&R Investor Voting Interest is less than 20%, and (y) in the case of Section 3.1(e)(i), upon the occurrence of the CD&R Investor Rights Termination Event.

(f)          Listing.

(i)          During the CD&R Investor Rights Period, the Company shall keep the CD&R Investor Group informed, on a current basis, of any events, discussions, notices or changes with respect to any Tax (other than ordinary course communications which reasonably could not be expected to be material to the Company), criminal or regulatory investigation or action involving the Company or any of its Subsidiaries (other than routine audits or ordinary course communications which reasonably could not be expected to be material to the Company) that have been brought to the attention of the Board, and reasonably shall cooperate with the CD&R Investor Group, their members or their respective Affiliates in an effort to avoid or mitigate any cost or regulatory consequences to them that might arise from such investigation or action (including by reviewing written submissions in advance, attending meetings with authorities and coordinating, and providing assistance in meeting with regulators).

(ii)         From and after the Closing, the Company shall use its reasonable best efforts to maintain the listing of shares of Common Stock after issuance on each securities exchange on which Common Stock is then listed or quoted, and the CD&R Investor Group shall support and not oppose such efforts.

Section 3.2           Voting. At any time following the Closing, at any and all meetings of stockholders of the Company occurring prior to a Voting Agreement Termination Event, each CD&R Investor and Golden Gate Investor shall cause each share of Common Stock Beneficially Owned by it and its Parent Controlled Affiliate to be present in person or represented by proxy at all meetings of stockholders of the Company, so that all such shares shall be counted as present for determining the presence of a quorum at such meetings and to vote, at such meetings or at any adjournments or postponements thereof or by written consent, (a) in favor of all director nominees, other than CD&R Investor Nominees or director nominees proposed by a Golden Gate Investor, nominated by the Board for election by the stockholders in accordance with the terms of this Agreement and the By-laws, (b) as recommended by the Board, on any and all (i) proposals relating to or concerning compensation or equity incentives for directors, officers or employees of the Company adopted in the ordinary course of business consistent with past practice, (ii) proposals by stockholders of the Company (including under Rule 14a-8 of the Exchange Act), other any proposal by a CD&R Investor or a Golden Gate Investor and (iii) proposals the subject matter of which is a CD&R Investor Consent Action, provided that, in respect of clauses (i) and (iii) only, that the Board’s recommendation is consistent with the CD&R Investor Group’s exercise of their consent rights provided in Article VI hereof in connection with such CD&R Investor Consent Action and the submission of such proposal occurred in a reasonably timely manner and such proposal has not failed to receive the requisite number of affirmative votes for the adoption of such proposal since the CD&R Investor Group’s exercise of their consent right in connection therewith, and (c) not in favor of any transaction constituting, or that would result in, a Change of Control (provided that, for purposes of this Section 3.2, the term “Business Combination” shall be deemed to be substituted for the term “Non-Qualified Business Combination” in clause (ii) of the definition of such term) that has not been approved by a majority of the Independent Non-CD&R Investor Directors, if the per-share consideration to be received by any CD&R Investor or Golden Gate Investor in connection with such transaction is not equal to, and in the same form as, the per-share consideration to be received by the Unaffiliated Shareholders.

Section 3.3           Standstill and Other Restrictions.

(a)          During the period from the Closing until a Standstill Termination Event, each Golden Gate Investor and each CD&R Investor, and each of their respective Parent Controlled Affiliates, shall not, directly or indirectly: (i) other than by a Permitted Increase, in any way acquire, offer or propose to acquire, or agree to acquire, in any manner (including by means of merger, consolidation, reorganization, recapitalization or otherwise), Beneficial Ownership of any securities of the Company or its Subsidiaries (including convertible securities) if immediately following such acquisition or agreement the CD&R Investor Group together with its Parent Controlled Affiliates, or the Golden Gate Investor Group together with its Parent Controlled Affiliates, as the case may be, would Beneficially Own in the aggregate more than the Voting Interest or economic interest of the Company that such CD&R Investor Group or the Golden Gate Investor Group, as the case may be, held at Closing, treating securities convertible into or exercisable for voting securities, economic interests or Common Stock that are Beneficially Owned by such CD&R Investor or Golden Gate Investor or their respective Parent Controlled Affiliates as fully converted into or exercised for the underlying voting securities, economic interests or Common Stock without regard to the exercisability, vesting or similar provisions and restrictions thereof), provided, however, that in the case of the CD&R Investor Group, if CD&R Investor Voting Interest or economic interest of the Company at any time falls below 45.0%, then for purposes of clause (i) of this Section 3.3(a), the aggregate cap applicable to the CD&R Investor Group and CD&R Parent Controlled Affiliate will be 45.0% in lieu of the CD&R Investor Voting Interest or economic interest as of the Closing, (ii) make any statement or proposal to the Board or any of the Company’s representatives or stockholders regarding, or make any public announcement, proposal or offer with respect to, any Business Combination, merger, exchange or tender offer, recapitalization or similar transaction or recapitalization of debt, provided, however, that any CD&R Investor or Golden Gate Investor may privately communicate such proposal to the Board or the Chief Executive Officer of the Company as long as such communication would not, and would not reasonably be expected to, trigger public disclosure obligations for any Person, (iii) deposit any voting securities of the Company into a voting trust, enter into voting agreements, pooling arrangements or other similar arrangements or contracts, or grant any proxies with respect to any voting securities of the Company, except to such Investor’s respective Affiliates, (iv) participate in any Group other than with respect to the its Affiliates, (v) enter into any transaction involving the Company not approved or recommended by the Board, (vi) act with another party to seek to control or influence the Company (it being understood that, subject to their fiduciary duties to the Company, no actions taken by the CD&R Directors in their respective roles as members of the Board shall be deemed to violate this clause (vi)) or (vii) publicly seek, or announce their support for another party to seek, any amendment, waiver or release of, or contest the validity of, any of the restrictions contained in this Section 3.3(a) (including this clause (vii)) by the Company. The restrictions of this Section 3.3(a) shall terminate upon the occurrence of a Change of Control Event. Notwithstanding the foregoing, if a majority of the Independent Non-CD&R Investor Directors consent in writing prior thereto, any Qualified Debt Holder may exchange Qualified Debt for equity securities of the Company on terms and conditions agreed to in writing by the Company (by approval of a majority of the Independent Non-CD&R Investor Directors) and such Qualified Debt Holder.

(b)          During the Hedging Limitation Period, the CD&R Investors and their Parent Controlled Affiliates shall not, directly or indirectly, without the prior written consent of a majority of the Independent Non-CD&R Investor Directors: (i) in any way acquire, offer or propose to acquire or agree to acquire, directly or indirectly, in any manner, Beneficial Ownership of any indebtedness or debt securities of the Company other than Qualified Debt or (ii) seek, directly or indirectly, any amendment, waiver or release of, or to contest the validity of, any of the restrictions contained in this Section 3.3(b) (including this clause (ii)) by the Company.

(c)          Notwithstanding anything to the contrary contained in this Agreement, the restrictions of this Section 3.3 shall not apply upon the occurrence of any Company Default Event; provided that the restrictions of this Section 3.3 shall apply from and after the date that such Company Default Event is cured or remedied until the date upon which such restriction terminates in accordance with this Section 3.3.

ARTICLE IV
TRANSFER AND HEDGING RESTRICTIONS

Section 4.1           Transfer Restrictions.

(a)          Prior to the expiration of its applicable Transfer Limitation Period, without the approval of a majority of the Independent Non-CD&R Investor Directors, any CD&R Investor or Golden Gate Investor shall not transfer, sell, pledge, assign or otherwise dispose of (including by merger or otherwise by operation of Law) (“Transfer”) any Registrable Securities, other than, (i) to its Parent Controlled Affiliate, in each case, that agrees to be bound by the provisions of this Agreement as if it were such CD&R Investor or Golden Gate Investor (a “Transferee”), as applicable, hereunder (for the avoidance of doubt, any such Transferee shall be included in the term “CD&R Investor” or “Golden Gate Investor,” as applicable), (ii) to the Company or (iii) in a Business Combination approved, or recommended to the stockholders of the Company, by the Board (so long as such approval and recommendation has not been revoked prior to the Transfer) in which the per-share consideration received by such CD&R Investor or Golden Gate Investor, divided by the number of shares of Common Stock Beneficially Owned by such CD&R Investor or Golden Gate Investor (treating any securities convertible into or exercisable for Common Stock (or securities convertible into or exercisable therefor) as fully converted into or exercised for the underlying Common Stock) is equal to, and in the same form as, the per-share consideration received by all holders of Common Stock (other than holders that are the counterparty to such transaction or an Affiliate of such counterparty); provided, in the event all holders of Common Stock have the opportunity to elect the form of consideration to be received in such Business Combination, such CD&R Investor or Golden Gate Investor shall have the opportunity to make such election with respect to the consideration described in this clause (iii) on the same basis as all holders of Common Stock (each of the exceptions described in clauses (i) through (iii), a “Transfer Exception”). In the event any Person who is a Transferee pursuant to clause (i) of the preceding sentence ceases to be a Parent Controlled Affiliate, then any prior Transfer to such Person pursuant to clause (i) shall become null and void and ownership and title to any such Registrable Securities so Transferred shall revert to the relevant CD&R Investor or Golden Gate Investor, as applicable. Each CD&R Investor or Golden Gate Investor shall immediately notify the Company if it engages in any of the transactions referred to in this Section 4.1. Each CD&R Investor or Golden Gate Investor shall give the Company notice of any proposed Transfer not less than five (5) Business Days prior to any Transfer (or the entering into of any agreement relating to a Transfer).

(b)          Following its applicable Transfer Limitation Period, each CD&R Investor or Golden Gate Investor shall not Transfer any of the Registrable Securities, except as follows: (i) the Registrable Securities may be Transferred by each CD&R Investor or each Golden Gate Investor (A) in a privately negotiated transaction (including any Directed Offer if negotiated between such CD&R Investor or such Golden Gate Investor (or its agents or representatives) and any Transferee (or its agents or representatives)) to a Person or Group that represents that it, and that such Transferee reasonably believes, (1) is not a Competitor, (2) is not and will not be, after giving effect to the Transfer, a 10% Holder or an Affiliate of any 10% Holder and (3) is not proposing to effect a Change of Control of the Company without the prior written consent of a majority of the Independent Non-CD&R Investor Directors (such Person, a “Permitted Third Party Transferee”); provided that the Transferring Investor shall have provided the Company five (5) Business Days’ notice in writing prior to any such Transfer, (B) in public market trades (which shall include any Directed Offer that is not of the type referred to in clause (A) above); provided that the Transferring Investor shall have no reason to believe that any Transferee is not a Permitted Third Party Transferee and the Transferring Investor shall have instructed the Transferring Investor’s underwriters or brokers, if any, of the requirements of a Permitted Third Party Transferee, and (C) in a traditional underwritten public offering (excluding any Directed Offer) in accordance with the Registration Rights Agreement and (ii) the Registrable Securities may be Transferred pursuant to a Transfer Exception. The restrictions of this Section 4.1(b) shall terminate upon the occurrence of a Change of Control Event

(c)          The Investors’ rights under this Agreement will not be Transferable to any Transferee of any Registrable Securities, other than, in the case of a CD&R Investor, a Transferee that is a CD&R Parent Controlled Affiliate, and, in the case of each Golden Gate Investor, a Transferee that is an Affiliate of such Golden Gate Investor (and that, in each case, has entered into an agreement with the Company as set forth in Section 4.1(a)(a)). In the event any Person who is a Transferee pursuant to the preceding sentence ceases to be a CD&R Parent Controlled Affiliate or an Affiliate of the relevant Golden Gate Investor, as applicable, then any prior Transfer to such Person shall become null and void and ownership and title to any such Registrable Securities, and the rights under this Agreement, so Transferred shall revert to the relevant CD&R Investor or Golden Gate Investor, as applicable.

(d)          Any certificates for Registrable Securities shall bear a legend or legends (and appropriate comparable notations or other arrangements will be made with respect to any uncertificated shares) substantially to the following effect:

THIS INSTRUMENT WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, (THE “SECURITIES ACT”) AND THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION THEREFROM UNDER SUCH ACT OR SUCH LAWS.

In addition, for so long as the restrictions of this ARTICLE IV remain in effect, such legend or notations will include language substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A STOCKHOLDERS AGREEMENT, DATED NOVEMBER 16, 2018, AMONG THE ISSUER OF SUCH SECURITIES (THE “COMPANY”) AND THE OTHER PARTY OR PARTIES THERETO. A COPY OF THE PROVISIONS OF SUCH AGREEMENT SETTING FORTH SUCH RESTRICTIONS ON TRANSFER IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The holder of any certificate(s) bearing any such legend (or any uncertificated shares subject to such notations or arrangements) shall be entitled to receive from the Company new certificates for a like number of Registrable Securities not bearing such legend (or the elimination or termination of such notations or arrangements) promptly upon the request of such holder at any time when (i) the restrictions on Transfer pursuant to this Agreement are no longer applicable, and (ii) an opinion of counsel to such holder has been delivered to the Company, which opinion is reasonably satisfactory to the Company, to the effect that the restriction referenced in such legend (or such notations or arrangements) is no longer required in order to ensure compliance with the Securities Act and applicable state Laws.

Section 4.2           Hedging Restrictions. Each CD&R Investor and each Golden Gate Investor agrees that, during the Hedging Limitation Period, it and its Parent Controlled Affiliate shall not Hedge their respective direct or indirect exposure to Common Stock or any other security , except in transactions involving an index-based portfolio of securities that includes Common Stock (provided that the value of such Common Stock in such portfolio is not more than 5.0% of the total value of the portfolio of securities). For the avoidance of doubt, following the Hedging Limitation Period, nothing in this Section 4.2 shall prohibit any CD&R Investor or Golden Gate Investor, or their respective Parent Controlled Affiliates from Hedging their respective direct or indirect exposure to Common Stock or any other security , including any transactions involving an index-based portfolio of securities that includes Common Stock (regardless of the value of such Common Stock in such portfolio relative to the total value of the portfolio of securities) or involving the purchase or sale of derivative securities or any short sale of Common Stock.

ARTICLE V
SUBSCRIPTION RIGHTS

Section 5.1           Subscription Rights. From and after the Closing, if the Company offers to sell Covered Securities in a Qualified Offering (which may only be effected in compliance with Section 6.1), each CD&R Investor and each Golden Gate Investor shall be afforded the opportunity to acquire from the Company, for the same price and on the same terms as such Covered Securities are offered to others, in the aggregate up to the amount of Covered Securities required to enable such CD&R Investor and Golden Gate Investor to maintain (a) with respect to offers to sell Covered Securities consisting of Common Stock or Equity Equivalents convertible or exchangeable for Common Stock (or convertible into or exercisable therefor), its then-current Voting Interest and (b) with respect to offers to sell Covered Securities consisting of non-voting equity of the Company or Equity Equivalents convertible or exchangeable for non-voting equity (or convertible into or exercisable therefor), its then-current percentage economic interest.

Section 5.2           Notice.

(a)           In the event the Company intends to make a Qualified Offering of Covered Securities that is an underwritten public offering or a private offering made to Qualified Institutional Buyers (as such term is defined in Rule 144A under the Securities Act) for resale pursuant to Rule 144A under the Securities Act, no later than five (5) Business Days after the initial filing of a registration statement with respect to such underwritten offering or the commencement of such Rule 144A offering, the Company shall give each CD&R Investor and each Golden Gate Investor written notice of its intention (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed in respect of such offering), describing, to the extent then known, the anticipated amount of securities, price (or range of prices), timing and other material terms upon which the Company proposes to offer the same. Each CD&R Investor and each Golden Gate Investor shall have five (5) Business Days from the date and time of receipt of any such notice to notify the Company in writing that it intends to exercise such subscription rights and as to the amount of Covered Securities such Investor desires to purchase, up to the maximum amount calculated pursuant to Section 5.1 (the “Designated Securities”); provided that, notwithstanding anything to the contrary in this ARTICLE V but subject to Section 3.3 and Section 4.1, to the extent a CD&R Investor elects not to exercise its subscription rights for the maximum amount calculated pursuant to Section 5.1, (i) any other CD&R Investor may elect to purchase all or a portion of the Covered Securities elected not to be purchased by the relevant CD&R Investor, and (ii) any CD&R Parent Controlled Affiliate may elect to purchase all or a portion of the Covered Securities elected not to be purchased by the relevant CD&R Investor, in the case of each such CD&R Parent Controlled Affiliate, that agrees to be bound by the provisions of this Agreement as if it were a CD&R Investor hereunder (for the avoidance of doubt, any such Person shall be included in the term “CD&R Investor”), in the case of each of the preceding clauses (i) and (ii), by giving the notice contemplated by this sentence with respect to such Covered Securities, and such Covered Securities shall be deemed to be “Designated Securities” with respect to the CD&R Investor giving such notice. Such notice shall constitute a non-binding indication of interest of such CD&R Investor to purchase the Designated Securities so specified at the price and other terms set forth in the Company’s notice to it. The failure of any CD&R Investor or Golden Gate Investor to respond during such five-Business Day period shall constitute a waiver of subscription rights under this ARTICLE V only with respect to the offering described in the applicable notice and a notice purporting to exercise subscription rights for more than the maximum amount contemplated by Section 5.1 shall be deemed to be an election to acquire the maximum amount. To the extent the Company shall give any CD&R Investor and Golden Gate Investor notice of any such offer prior to the public announcement thereof, each CD&R Investor and each Golden Gate Investor shall agree to confidentiality and restriction on trading terms reasonably acceptable to the Company.

(b)          If the Company proposes to make a Qualified Offering of Covered Securities that is not an underwritten public offering or Rule 144A offering (a “Private Placement”), the Company shall (i) give each CD&R Investor and each Golden Gate Investor written notice of its intention, describing, to the extent then known, the anticipated amount of securities, price and other material terms upon which the Company proposes to offer the same and (ii) promptly provide each CD&R Investor and each Golden Gate Investor with an updated notice reflecting any changes to such anticipated amount of securities, price or other material terms. Each CD&R Investor and each Golden Gate Investor shall have ten (10) Business Days from the date of receipt of the last notice required by the immediately preceding sentence to notify the Company in writing that it intends to exercise such subscription rights and as to the amount of Designated Securities such CD&R Investor or Golden Gate Investor desires to purchase, up to the maximum amount calculated pursuant to Section 5.1; provided that, notwithstanding anything to the contrary in this ARTICLE V but subject to Section 3.3, to the extent a CD&R Investor elects not to exercise its subscription rights for the maximum amount calculated pursuant to Section 5.1, (i) any other CD&R Investor may elect to purchase all or a portion of the Covered Securities elected not to be purchased by the relevant CD&R Investor, and (ii) any CD&R Parent Controlled Affiliate may elect to purchase all or a portion of the Covered Securities elected not to be purchased by the relevant CD&R Investor, in the case of each such CD&R Parent Controlled Affiliate, that agrees to be bound by the provisions of this Agreement as if it were a CD&R Investor hereunder (for the avoidance of doubt, any such Person shall be included in the term “CD&R Investor”), in the case of each of the preceding clauses (i) and (ii), by giving the notice contemplated by this sentence with respect to such Covered Securities, and such Covered Securities shall be deemed to be “Designated Securities” with respect to the CD&R Investor giving such notice. Such notice shall constitute a non-binding indication of interest of such CD&R Investor or Golden Gate Investor to purchase the amount of Designated Securities so specified at the price and upon other terms set forth in the Company’s notice to it; provided that the closing of the Private Placement with respect to which such rights has been exercised takes place within fifteen (15) calendar days after giving notice of such exercise by such CD&R Investor or Golden Gate Investor. The failure of any CD&R Investor or the Golden Gate Investor to respond during the ten-Business Day period referred to in the second preceding sentence shall constitute a waiver of the subscription rights under this ARTICLE V only with respect to the offering described in the applicable notice and a notice purporting to exercise subscription rights for more than the maximum amount contemplated by Section 5.1 shall be deemed to be an election to acquire the maximum amount. To the extent the Company shall give any CD&R Investor and Golden Gate Investor notice of any such offer prior to the public announcement thereof, each CD&R Investor and each Golden Gate Investor shall agree to confidentiality and restriction on trading terms reasonably acceptable to the Company.

Section 5.3           Purchase Mechanism.

(a)           If a CD&R Investor or Golden Gate Investor exercises its subscription rights as provided in Section 5.2(a), the Company shall offer such CD&R Investor or Golden Gate Investor, if such underwritten public offering or Rule 144A offering is consummated, the Designated Securities (as adjusted to reflect the actual size of such offering when priced) on the same material terms as the Covered Securities are offered to the underwriters or initial purchasers and shall provide written notice of such price to such CD&R Investor or Golden Gate Investor as soon as practicable prior to such consummation. Contemporaneously with the execution of any underwriting agreement or purchase agreement entered into between the Company and the underwriters or initial purchasers of such underwritten public offering or Rule 144A offering, such CD&R Investor or Golden Gate Investor shall, if it continues to wish to exercise its subscription rights with respect to such offering, enter into an instrument in form and substance reasonably satisfactory to the Company acknowledging its binding obligation to purchase the Designated Securities to be acquired by it and containing representations, warranties and agreements of such CD&R Investor or Golden Gate Investor that are customary in private placement transactions and, in any event, no less favorable to such CD&R Investor or Golden Gate Investor than any underwriting or purchase agreement entered into by the Company in connection with such offering, and the failure to enter into such an instrument at or prior to such time shall constitute a waiver of the subscription rights in respect of such offering. Any offers and sales pursuant to this ARTICLE V in the context of a registered public offering shall be also conditioned on reasonably acceptable representations and warranties of such relevant CD&R Investor or Golden Gate Investor regarding its status as the type of offeree to whom a private sale can be made concurrently with a registered offering in compliance with applicable securities Laws.

(b)          If any CD&R Investor or any Golden Gate Investor exercises its subscription rights as provided in Section 5.2(b), the closing of the purchase of the Covered Securities with respect to which such right has been exercised shall be conditioned on the consummation of the sale of securities pursuant to the Private Placement with respect to which such subscription right has been exercised and shall take place as soon as practicable after the closing of the Private Placement; provided that such time period shall be extended for a maximum of 95 days in order to comply with applicable Laws and regulations; provided, further, that the actual amount of Covered Securities to be sold to such CD&R Investor or Golden Gate Investor pursuant to its exercise of subscription rights hereunder shall be proportionally reduced if the aggregate amount of Covered Securities sold in the Private Placement is reduced and, at the option of such CD&R Investor or Golden Gate Investor (to be exercised by delivery of written notice to the Company within five (5) Business Days of receipt of notice of such increase), shall be increased if such aggregate amount of Covered Securities sold in the Private Placement is increased. In connection with its purchase of Designated Securities, such CD&R Investor or Golden Gate Investor shall, if it continues to wish to exercise its subscription rights with respect to such offering, execute an agreement containing representations and warranties and, if at such time the CD&R Investor Voting Interest, in the case of any CD&R Investor, or the Golden Gate Investor Group Voting Interest, in the case of any Golden Gate Investor, is greater than 20%, agreements of such CD&R Investor or Golden Gate Investor that are substantially similar in all material respects to the agreements executed by other purchasers in such Private Placement. Each of the Company and the CD&R Investor and each Golden Gate Investor agrees to use its reasonable best efforts to secure any regulatory or stockholder approvals or other consents, and to comply with any Law or regulation necessary in connection with the offer, sale and purchase of such Covered Securities.

Section 5.4           Failure to Purchase. In the event that any CD&R Investor or any Golden Gate Investor fails to exercise its subscription rights provided in this ARTICLE V within the applicable period or, if so exercised, such CD&R Investor or Golden Gate Investor is unable to consummate such purchase within the time period specified in Section 5.3 above because of its failure to obtain any required regulatory or stockholder consent or approval or because of the failure to purchase any or all of the Covered Securities contemplated to be purchased by the election notice, the Company shall thereafter be entitled during the period of sixty (60) days following the conclusion of the applicable period to sell or enter into an agreement (pursuant to which the sale of the Covered Securities covered thereby shall be consummated, if at all, within thirty (30) days from the date of said agreement) to sell the Covered Securities not elected to be purchased pursuant to this ARTICLE V or which such CD&R Investor or Golden Gate Investor is unable to purchase because of such failure to obtain any such consent or approval or otherwise fails to purchase, at a price and upon terms no more favorable to the purchasers of such securities in the Private Placement, the underwritten public offering or Rule 144A offering, as the case may be, than were specified in the Company’s notice to such CD&R Investor or Golden Gate Investor. Notwithstanding the foregoing, if such sale is subject to the receipt of any regulatory or stockholder approval or consent or the expiration of any waiting period, the time period during which such sale may be consummated shall be extended until the expiration of five (5) Business Days after all such approvals or consents have been obtained or waiting periods expired, but in no event shall such time period exceed ninety (90) days from the date of the applicable agreement with respect to such sale. In the event the Company has not sold the Covered Securities or entered into an agreement to sell the Covered Securities within said 60-day period (or sold and issued Covered Securities in accordance with the foregoing within thirty (30) days from the date of said agreement (as such period may be extended in the manner described above for a period not to exceed ninety (90) days from the date of said agreement), the Company shall not thereafter offer, issue or sell such Covered Securities without first offering such securities to each CD&R Investor or Golden Gate Investor in the manner provided above.

Section 5.5           Certain Qualified Offerings. In the case of a Qualified Offering of Covered Securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by a firm of independent public accountants or an independent appraiser, in each case, of recognized national standing selected by the Board and approved by the Investors; provided, however, that such fair value as determined in accordance with this Section 5.5 shall not exceed the aggregate market price of the securities being offered as of the date the Board authorizes the offering of such securities. In the event that the sale of Designated Securities to any CD&R Investor or any Golden Gate Investor cannot be consummated substantially concurrently with the sale giving rise to the applicable exercise of subscription rights by such CD&R Investor or Golden Gate Investor under Section 5.1 (the “Underlying Sale”), consummation of the Underlying Sale shall not be delayed or conditioned upon such sale of Designated Securities to such CD&R Investor or Golden Gate Investor; provided, in such event, that the Company shall use its best efforts to consummate the sale of such Designated Securities to such CD&R Investor or Golden Gate Investor as promptly as practicable following the consummation of the Underlying Sale.

Section 5.6           Cooperation. The Company and each CD&R Investor and each Golden Gate Investor shall cooperate in good faith to facilitate the exercise of the CD&R Investor and Golden Gate Investor subscription rights hereunder, including, without limitation, securing any required approvals or consents, in a manner that does not jeopardize the timing, marketing, pricing or execution of any offering of the Company’s securities.

Section 5.7           Limitation of Rights. Notwithstanding the above, nothing set forth in this ARTICLE V shall confer upon any CD&R Investor or any Golden Gate Investor the right to purchase any securities of the Company other than Designated Securities. For the avoidance of doubt, notwithstanding the above, nothing set forth in this ARTICLE V shall limit any CD&R Investor’s or any Golden Gate Investor’s rights pursuant to and in accordance with the Registration Rights Agreement, including, without limitation, with respect to notice of or registration of Registrable Securities in Piggyback Registrations (each as defined in the Registration Rights Agreement).

Section 5.8           Termination of Subscription Rights. Anything to the contrary in this ARTICLE V notwithstanding, the CD&R Investors’ and each Golden Gate Investor’s subscription right to purchase Covered Securities granted by this ARTICLE V shall not be available for any offering that commences at any time after the occurrence of the CD&R Investor Rights Termination Event or the Golden Gate Investor Rights Termination Event, respectively.

ARTICLE VI
CONSENT RIGHTS

Section 6.1           CD&R Investor Consent Rights.

(a)          Until such time as the CD&R Investor Voting Interest is less than 25%, without the prior consent of the CD&R Investor Group, the Company shall not, and shall cause each of its Subsidiaries not to, take any of the following actions, commit, resolve or agree to take any of the following actions or authorize or otherwise facilitate any of the following actions:

(i)          in any fiscal year, acquire, in a single transaction or a series of related transactions, any business organization or division thereof or assets if in such fiscal year (A) the aggregate consideration paid by the Company for all such acquisitions completed in such fiscal year would exceed 10% of the Company’s consolidated assets as of the end of the most recently completed fiscal year or (B) the aggregate contribution to revenue of the businesses, divisions and assets acquired on a pro forma basis for the most recently completed fiscal year would exceed 10% of the Company’s revenues for the most recently completed fiscal year, excluding, in all cases, (1) transactions consented to by the CD&R Investor Group, (2) transactions between and among any of the Company and its direct or indirect wholly owned Subsidiaries and (3) acquisitions of inventory, equipment and real property in the ordinary course of business;

(ii)         in any fiscal year, sell, transfer or dispose of, in a single transaction or a series of related transactions, any business organization or division of the Company or any of its assets if in such fiscal year (A) the aggregate consideration received by the Company for all such sales, transfers or dispositions completed in such fiscal year would exceed 10% of the Company’s consolidated assets as of the end of the most recently completed fiscal year or (B) the aggregate contribution to revenue of the sold, transferred or disposed businesses, divisions and assets for the most recently completed fiscal year would exceed 10% of the Company’s revenues for the most recently completed fiscal year, excluding, in all cases, (1) transactions consented to by the CD&R Investor Group, (2) transactions between and among any of the Company and its direct or indirect wholly owned Subsidiaries, (3) disposition of any aircraft owned by the Company and (4) dispositions of inventory, equipment and real property in the ordinary course of business;

(iii)        other than grants in the ordinary course of business consistent with past practice to employees or directors of the Company pursuant to an existing stock option plan or restricted stock plan, pursuant to another plan or agreement adopted or approved by the Board in the ordinary course with terms that are consistent with past practice or pursuant to the issuance of shares in respect of any exercise of options or settlement of any other share-based awards outstanding on the date of this Agreement, or as may be granted after the date of this Agreement, as permitted by this Agreement, authorize, issue, deliver, sell, pledge, dispose of, grant, award or encumber any shares (or options, warrants, convertible securities or rights of any kind to acquire or receive any shares) of capital stock, ownership interests or voting securities if the Proceeds to the Company for all such issuances in the aggregate exceed $20 million in any given fiscal year;

(iv)        redeem, repurchase or acquire any shares of capital stock or securities convertible into or exercisable for shares of the capital stock, other than any Registrable Securities or pursuant to the acquisition of shares from a holder of an option, restricted share or any other share-based award in satisfaction of Tax withholding obligations or in payment of the exercise price, if as a result of such action the aggregate consideration paid by the Company in respect of all such redemptions, repurchases or acquisitions since the date of this Agreement would exceed $20 million annually and other than transactions between and among any of the Company and its direct or indirect wholly owned Subsidiaries;

(v)         declare or pay any extraordinary dividend or distribution (other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to the Company or a direct or indirect wholly owned Subsidiary of the Company);

(vi)        newly incur or guarantee any indebtedness for borrowed money except for (A) any indebtedness among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) guarantees by the Company and/or any Subsidiary of indebtedness of the Company or Subsidiaries of the Company, which indebtedness is outstanding as of the date hereof or incurred in compliance with this Section 6.1(a)(vi), (C) borrowings under the ABL Credit Agreement or the Cash Flow Credit Agreement, in each case without giving effect to any increase in the commitments thereunder after the date hereof, and (D) additional indebtedness for borrowed money not to exceed $125 million in aggregate principal amount outstanding at any time;

(vii)       engage to a material extent in any business in which the Company is not engaged on the Closing Date or any business related, ancillary or complementary to such business;

(viii)      adopt a plan or agreement of complete or partial liquidation or dissolution (except a liquidation or dissolution of a direct or indirect wholly owned Subsidiary into the Company or another wholly owned Subsidiary) or commence a proceeding;

(ix)         increase or decrease the number of directors that would constitute the entire Board at such time assuming all vacancies were filled; or

(x)          amend, alter or repeal any provisions of its Certificate of Incorporation or Bylaws.

(b)          Consent of the CD&R Investor Group to any of the actions specified above may be made in a writing addressed to the Board from any CD&R Investor, and in addition shall be deemed to have been given if a CD&R Director shall affirm at a meeting of the Board that, in such individual’s capacity as a representative of the CD&R Investor Group, he or she consents to any such action on behalf of the CD&R Investor Group.

ARTICLE VII
EFFECTIVENESS AND TERMINATION

Section 7.1           Termination. This Agreement will be effective as of the date hereof and will continue in effect thereafter until the earliest of (a) its termination by the mutual written agreement of the Company (subject to Section 9.3(b)), each CD&R Investor and each Golden Gate Investor, (b) except as otherwise specifically provided herein with respect to particular Sections of this Agreement, at such time as neither Investor Beneficially Owns any Registrable Securities and (c) the dissolution, liquidation and winding up of the Company.

ARTICLE VIII
ACCESS, INFORMATION AND CONFIDENTIALITY

Section 8.1           Confidentiality.

(a)          Subject to Section 8.1(b), each party to this Agreement will hold, will cause its respective directors, officers, partners, employees, agents, consultants and advisors to hold, and will cause its respective Controlled Affiliates and any other Affiliate to whom it releases or discloses Proprietary Information and their respective directors, officers, partners employees, agents, consultants and advisors to hold in strict confidence, all nonpublic records, books, contracts, instruments, computer data and other data and information, including, without limitation, information regarding finances and results, technology, trade secrets, know-how, customers, vendors, business and/or strategic plans, marketing activities, financial data and other business affairs and any IRS Form and any documents, supplements or schedules attached thereto or included therein (collectively, “Proprietary Information”) concerning the other party hereto, its former, current or future representatives or any former, current or future representatives of such representatives furnished to it by, or on behalf of, such other party pursuant to this Agreement ((x) except to the extent that such information can be shown to have been (i) previously known by such party on a nonconfidential basis, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired from other sources not known to or suspected by such party to be prohibited from disclosing such Proprietary Information by a contractual, legal or fiduciary obligation and (y) solely with respect to an IRS Form or any document, supplement or schedule attached thereto or included therein, except to the extent such information is requested or required by the IRS or any other Tax Authority) and neither party hereto shall release or disclose such Proprietary Information to any other Person, except its auditors, attorneys, financial advisors, other consultants and advisors.

(b)          In the event that any party, any Controlled Affiliates of any party or any of its or their representatives (a “Disclosing Party”) is requested pursuant to, or required by, applicable Law, regulation or legal process to disclose any Proprietary Information of the other party (a “Disclosed Party”), then before substantively responding to any such request or requirement, to the extent permitted by Law, such Disclosing Party will provide, or cause its Controlled Affiliate or its or their representative to provide, the Disclosed Party with prompt written notice of any such request or requirement so that it may, at its sole expense, seek a protective order or other appropriate remedy, or both, or waive compliance with the provisions of this Section 8.1(b) or other appropriate remedy, or if it so directs, the Disclosing Party will exercise its own reasonable best efforts, at the Disclosed Party’s expense, to assist it in obtaining a protective order or other appropriate remedy. If, failing the entry of a protective order or other appropriate remedy or the receipt of a waiver hereunder, disclosure of any Proprietary Information is, in the opinion of the Disclosing Party’s counsel, required, the Disclosing Party may, without liability hereunder, furnish only that portion of the Proprietary Information which in the opinion of the Disclosing Party’s counsel is required to be so furnished pursuant to Law, regulation or legal process.

Section 8.2           Access and Information. The Company hereby agrees that it shall ensure that, upon reasonable notice, the Company and its Subsidiaries (a) will afford to each Investor and their respective representatives (including, without limitation, the respective officers and employees of the Investors, and the respective counsel, accountants and other professionals retained by the Investors) such access during normal business hours to its books, records (including, without limitation, Tax Returns and appropriate work papers of independent auditors under normal professional courtesy), properties, personnel, accountants and other professional retained by the Company and to such other information as such Investor may reasonably request; (b) will furnish the Investors such financial and operating data and other information with respect to the business and properties of the Company as the Company prepares and compiles for members of its Board in the ordinary course and as such Investor may from time to time reasonably request; and (c) permit the Investors to discuss the affairs, finances and accounts of the Company, and to furnish advice with respect thereto, with the principal officers of the Company within thirty (30) days after the end of each fiscal quarter of the Company. All requests for access and information shall be coordinated in writing through senior corporate officers of the Company.

ARTICLE IX
MISCELLANEOUS

Section 9.1           Tax Matters.

(a)          To the extent permitted by Law, the Company shall treat each CD&R Investor or each Golden Gate Investor that is not a U.S. person for U.S. federal income tax purposes and any of its non-U.S. Affiliates as a withholding foreign partnership and shall not withhold on any cash (or other) distributions made or deemed to be made to such CD&R Investor or Golden Gate Investor or to any such Affiliate so long as such CD&R Investor or Golden Gate Investor or such Affiliate, as the case may be, has provided the Company with the required documentation.

(b)          On the Closing Date, and from time to time thereafter as any previously delivered form or other document expires or becomes inaccurate or at any other time as the Company may reasonably request, each CD&R Investor and each Golden Gate Investor shall deliver, or cause to be delivered, to the Company one or more duly completed Internal Revenue Service (“IRS”) Forms W-8IMY or other W-8, as applicable (or any subsequent versions thereof or successors thereto), in the case of any CD&R Investor or any Golden Gate Investor or any of their respective Affiliates that is not a U.S. Person for U.S. federal income tax purposes, together with any applicable related withholding or other statement or form, and W-9 (or any subsequent versions thereof or successors thereto), in the case of any Affiliate that is a U.S. person for U.S. federal income tax purposes (each, an “IRS Form”), in each case confirming, to the extent permitted by law, that the Company is not required to deduct or withhold any amount of U.S. federal income tax in respect of distributions or deemed distributions by the Company to such CD&R Investor or Golden Gate Investor (or any Affiliate). Each of the CD&R Investors confirms that it is a withholding foreign partnership (and has entered into a withholding foreign partnership agreement with the IRS), and each of the CD&R Investors and each Golden Gate Investor respectively intend for any potential CD&R Investor or Golden Gate Investor, as the case may be, that is not a U.S. Person for U.S. federal income tax purposes to enter into a withholding foreign partnership agreement with the IRS.

Section 9.2           Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of each of the other parties (subject to Section 9.3(b)); provided that the Company may assign the rights and obligations under this Agreement to a successor and the Investors may, pursuant and subject to Section 4.1(a)(a), assign all or a portion of their rights, interests and obligations under this Agreement, including, without limitation, their rights, interests and obligations under ARTICLE V, without the prior written consent of the Company, in the case of the CD&R Investors, to any CD&R Parent Controlled Affiliate, and in the case of any Golden Gate Investor, to any Affiliate of such Golden Gate Investor, but only if the assignee agrees in writing for the benefit of the Company (with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement (for the avoidance of doubt, any such assignee shall be included in the term “CD&R Investor” or “Golden Gate Investor,” as applicable); provided, further, that no such assignment shall relieve any CD&R Investor or Golden Gate Investor of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. For purposes of this Agreement, “successor” for any entity other than a natural person shall mean a successor to such entity as a result of such entity’s merger, consolidation, sale of substantially all of its assets, or similar transaction. Any attempted assignment in violation of this Section 9.2 shall be void.

Section 9.3           Amendments; Waiver; Company Action; CD&R Investor Obligations. (a) Subject to Section 9.3(b): (i) this Agreement may not be modified or amended except pursuant to an instrument in writing signed by an authorized officer of the Company and each CD&R Investor and Golden Gate Investor; and (ii) any party may waive in whole or in part any benefit or right provided to it under this Agreement, such waiver being effective only if contained in a writing executed by the waiving party. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

(b)          Solely with respect to any action by the Company (x) to amend, waive, or enforce or comply with any provision of this Agreement or (y) to make any determination pursuant to this Agreement in which any CD&R Investor have or may have interests different from the Company or its stockholders other than the CD&R Investor Group, such action, unless otherwise expressly contemplated by this Agreement, shall be taken or determination shall be made on behalf of the Company solely by a majority of the Independent Non-CD&R Investor Directors and the Chief Executive Officer of the Company (though less than a quorum), or, if no Independent Non-CD&R Investor Directors exist, the Independent Directors and the Chief Executive Officer of the Company (though less than a quorum); provided, notwithstanding anything to contrary herein, that any action to amend, waive, or enforce or comply with any provision of this Agreement, or to make any determination pursuant to this Agreement, which provision either (i) relates to the qualifications for, selection, nomination or election of, or to the powers, rights or privileges of the Unaffiliated Shareholder Directors or (ii) requires the consent or approval of the Unaffiliated Shareholder Directors, such action shall be taken or determination shall be made on behalf of the Company solely by the Unaffiliated Shareholder Directors or, if no such directors exist, the Independent Non-CD&R Investor Directors and the Chief Executive Officer or, if no Independent Non-CD&R Investor Directors exist, the Independent Directors and the Chief Executive Officer of the Company. No CD&R Investor Director shall have any right to vote upon, and by a decision of the remaining directors may be excluded from participating in any discussion of, any such action or determination referenced in the preceding sentence. Each CD&R Investor Director shall, if requested by the remaining directors, appear at any properly called meeting if their presence is required to establish a quorum.

(c)          Any obligation of the CD&R Investor Group hereunder to take or cause, or to refrain from or prevent, any action shall be joint and several among the CD&R Investors.

Section 9.4           Notices. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier service, or when received by e-mail transmission if promptly confirmed by the recipient thereof, as follows:

If to the Company, to it at:

NCI Building Systems, Inc.

10943 North Sam Houston Parkway West

Houston, Texas 77064

Attention: Todd Moore, General Counsel

Email:  TrMoore@ncigroup.com

with a copy to (which shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Mark Gordon

Email: MGordon@wlrk.com

If to any CD&R Investor, to them at:

Clayton, Dubilier & Rice Fund VIII, L.P.

CD&R Friends & Family Fund VIII, L.P.

CD&R Pisces Holdings, L.P.

c/o Clayton, Dubilier & Rice, Inc.

375 Park Avenue, 18th Floor

New York, New York 10152

Attention: Theresa Gore

Email: tgore@cdr-inc.com

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention: Paul S. Bird

Christopher Anthony

Email: psbird@debevoise.com

canthony@debevoise.com

If to the Golden Gate Investor Group, to it at:

c/o Golden Gate Private Equity, Inc.

One Embarcadero Center, Suite 3900

San Francisco, CA 94111

Attention: David Thomas

Stephen Oetgen

Email: dthomas@goldengatecap.com

soetgen@goldengatecap.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

555 California Street

San Francisco, California 94104

Attention: Jeremy M. Veit, P.C.

Email: jeremy.veit@kirkland.com

or to such other address, e-mail address or telephone as either party may, from time to time, designate in a written notice given in a like manner.

Section 9.5           Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and to be performed within the State of Delaware, without giving effect to conflicts of law rules that would require or permit the application of the Laws of another jurisdiction.

Section 9.6           Specific Performance; Jurisdiction.

(a)          The parties agree that irreparable damage would occur for which money damages would not suffice in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the parties would not have any adequate remedy at Law. It is accordingly agreed that the non-breaching party or parties shall be entitled to an injunction, temporary restraining order or other equitable relief exclusively in the Delaware Court of Chancery enjoining any such breach and enforcing specifically the terms and provisions hereof, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware. The foregoing is in addition to any other remedy to which any party is entitled at Law, in equity or otherwise.

(b)          Each of the parties hereto irrevocably agrees that any legal action or proceeding in connection with or with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by another party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action in connection with or relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding in connection with or with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 9.6, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c)          Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action in connection with or relating to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party or by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.4. Nothing in this Section 9.6 shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

Section 9.7           Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party (i) certifies and acknowledges that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, and (ii) acknowledges that it understands and has considered the implications of this waiver and makes this waiver voluntarily, and that it and the other parties have been induced to enter into the Agreement by, among other things, the mutual waivers and certifications in this Section 9.7.

Section 9.8           Headings. The descriptive headings of the several sections in this Agreement are for convenience only and do not constitute a part of this Agreement and shall not be deemed to limit or affect in any way the meaning or interpretation of this Agreement.

Section 9.9           Entire Agreement. This Agreement and the schedules attached hereto constitute the entire agreement and understanding among the Company and each of the CD&R Investors and Golden Gate Investor with respect to the matters referred to herein and supersede all prior agreements, understandings or representations, in each case among such parties, with respect to such matters.

Section 9.10         Severability. If any term or provision of this Agreement or any application thereof shall be declared or held invalid, illegal or unenforceable, in whole or in part, whether generally or in any particular jurisdiction, such provision shall be deemed amended to the extent, but only to the extent, necessary to cure such invalidity, illegality or unenforceability, and the validity, legality and enforceability of the remaining provisions, both generally and in every other jurisdiction, shall not in any way be affected or impaired thereby.

Section 9.11         Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

Section 9.12         Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” and “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.” For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined include the plural as well as the singular, and (b) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

Section 9.13         No Third Party Beneficiaries. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or permitted assignees of any of the CD&R Investors or any Golden Gate Investor pursuant to Section 4.1(a)(a)(i) and Section 9.2, or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 9.14         Investor Portfolio Companies.

(a)          Notwithstanding anything to the contrary in this Agreement, the parties hereby agree that nothing in Section 3.2, Section 3.3 or in Section 4.2 shall apply to any portfolio company of CD&R Parent or any CD&R Investor with respect to which neither CD&R Parent, such CD&R Investor nor any of their respective Affiliates (excluding such portfolio company and its Controlled Affiliates) exercises control over the decision of such portfolio company to take any such action that would otherwise be prohibited or required by Section 3.2, Section 3.3 or Section 4.2, nor assisted, encouraged, influenced or facilitated any such decision or action; provided, (a) that neither CD&R Parent, any CD&R Investor nor any of their respective Affiliates (excluding such portfolio company and its Controlled Affiliates) shall provide or have provided to such portfolio company or any of its Controlled Affiliates any non-public information concerning the Company or any Subsidiary of the Company and (b) such portfolio company is not acting at the request or direction of or in coordination with any of CD&R Parent, any CD&R Investor or any of their respective Controlled Affiliates (excluding such portfolio company and its Controlled Affiliates).

(b)          Notwithstanding anything to the contrary in this Agreement, the parties hereby agree that nothing in Section 3.2, Section 3.3 or in Section 4.2 shall apply to any portfolio company of Golden Gate Parent or any Golden Gate Investor with respect to which neither Golden Gate Parent, such Golden Gate Investor nor any of their respective Affiliates (excluding such portfolio company and its Controlled Affiliates) exercises control over the decision of such portfolio company to take any such action that would otherwise be prohibited or required by Section 3.2, Section 3.3 or Section 4.2, nor assisted, encouraged, influenced or facilitated any such decision or action; provided, (a) that neither Golden Gate Parent, any Golden Gate Investor nor any of their respective Affiliates (excluding such portfolio company and its Controlled Affiliates) shall provide or have provided to such portfolio company or any of its Controlled Affiliates any non-public information concerning the Company or any Subsidiary of the Company and (b) such portfolio company is not acting at the request or direction of or in coordination with any of Golden Gate Parent, a Golden Gate Investor or any of their respective Controlled Affiliates (excluding such portfolio company and its Controlled Affiliates).

Section 9.15         Conflicting Agreements. The Company has not entered into, and, from and after the date hereof, shall not enter into, any agreement, arrangement or understanding which (i) violates or conflicts with any provision of this Agreement or (ii) impedes or prevents the Company’s ability to fulfill and comply with its obligations, or any CD&R Investor’s or Golden Gate Investor’s ability to utilize their rights, set forth herein.

Section 9.16         Termination of 2009 Stockholders Agreement. CD&R Fund VIII, CD&R FF Fund VIII and the Company agree that the 2009 Stockholders Agreement is hereby terminated and of no further force and effect.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth at the head of this Agreement.

NCI Building Systems, Inc.

By:	/s/ Todd R. Moore
Name: Todd R. Moore
Title: Executive Vice President, Chief Legal, Risk & Compliance Officer and Corporate Secretary

[Signature Page to Stockholders Agreement]

CLAYTON, DUBILIER & RICE FUND VIII, L.P.

By:	CD&R ASSOCIATES VIII, LTD.,
its General Partner

By:	/s/ Theresa A. Gore
	Name:	Theresa A. Gore
	Title:	Vice President, Treasurer &
Assistant Secretary

CD&R FRIENDS & FAMILY FUND VIII, L.P

By:	CD&R ASSOCIATES VIII, LTD.,
its General Partner

By:	/s/ Theresa A. Gore
	Name:	Theresa A. Gore
	Title:	Vice President, Treasurer &
Assistant Secretary

CD&R PISCES HOLDINGS, L.P.

By:	CD&R Investment Associates X, Ltd.,
its general partner

By:	/s/ Theresa A. Gore
	Name:	Theresa A. Gore
	Title:	Vice President, Treasurer &
Assistant Secretary

[Signature Page to Stockholders Agreement]

Atrium Intermediate Holdings, LLC

By:	/s/ David Thomas
	Name:	David Thomas
	Title:	Manager

GGC BP HOLDINGS, LLC

By:	/s/ David Thomas
	Name:	David Thomas
	Title:	Manager

AIC FINANCE PARTNERSHIP, L.P.

By:	/s/ Dev Gopalan
	Name:	Dev Gopalan
	Title:	President and Manager

[Signature Page to Stockholders Agreement]

Schedule 3.1(a)

Initial Board

Name	Class	Director Designation

Jim Metcalf	1	Chairman and Chief Executive Officer

John Krenicki	2A	CD&R Investor Director (“Lead Director”)

Nathan K. Sleeper	2A	CD&R Investor Director

J.L. Zrebiec	2A	CD&R Investor Director

Timothy O’Brien	2A	Other CD&R Investor Director

[temporarily vacant]	2B	CD&R Investor Independent Director

Kathleen J. Affeldt	3	Independent Non-CD&R Investor Director

Lawrence J. Kremer	3	Independent Non-CD&R Investor Director

George Martinez	3	Independent Non-CD&R Investor Director

Gary L. Forbes	3	Independent Non-CD&R Investor Director

John J. Holland	3	Independent Non-CD&R Investor Director

George L. Ball	3	Independent Non-CD&R Investor Director